Tonix Pharmaceuticals Holding Corp. S-8

Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

TONIX PHARMACEUTICALS HOLDING CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Line Item Type	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share	Other	3,873,321	$27.61	$106,942,393	0.0001531	$16,372.89
Total Offering Amounts:						$106,942,393		16,372.89
Total Fees Previously Paid:
Total Fee Offsets:								0.00
Net Fee Due:								$16,372.89

(1)	Covers 3,873,321 shares of common stock issuable under the Tonix Pharmaceuticals Holding Corp. Amended and Restated 2020 Stock Incentive Plan, as amended, and the Tonix Pharmaceuticals 2025 Employee Stock Purchase Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the NASDAQ Capital Market on May 23, 2025.